Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2023 by and between MeiraGTx Holdings plc, a Cayman Islands exempted company (the “Company”), Sanofi Foreign Participations B.V., a company incorporated in the Netherlands whose registered office is at Paasheuvelweg 25, 1105 BP Amsterdam, Netherlands (the “Investor”) and, solely with respect to Sections 5.1, 5.2, 5.12, 5.17, 6.1 and 6.4, Sanofi, a French société anonyme (the “Parent”).

RECITALS

A.The Investor wishes to purchase from the Company, and the Company wishes to sell and issue to the Investor, upon the terms and subject to the conditions stated in this Agreement, ordinary shares of the Company, nominal value $0.00003881 per share (the “Ordinary Shares”); and

B.In connection with the execution of this Agreement, the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares (as defined herein) under the 1933 Act (as defined herein), and the rules and regulations promulgated thereunder, and the applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions.

1.1Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person, provided that the Investor and its Subsidiaries shall not be deemed to be Affiliates of the Company and its Subsidiaries, and vice versa.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City and Paris, France are open for the general transaction of business.

“Company’s Knowledge” means the actual knowledge of (i) the President and Chief Executive Officer and (ii) the Chief Operating Officer and Chief Financial Officer of the Company.

“Confidentiality Termination Date” means (i) with respect to any Confidential Information provided pursuant to or in connection with Exhibit C attached hereto, the date that is two (2) years after the Termination Date (as defined in Exhibit C), (ii) with respect to any Confidential Information provided pursuant to or in connection with Section 6.7, the date that is two (2) years after the provision of any such Confidential Information, and (iii) with respect to all other Confidential Information, the date that is two (2) years after the date of this Agreement.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Existing Confidentiality Agreement” means the confidentiality agreement, dated December 19, 2022, by and between the Company and the Investor.

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with patents, patent applications, copyrights, trademarks, service marks, trade names, service names, trade secrets and other similar or equivalent proprietary rights.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, results of operations, financial condition or business of the Company and its Subsidiaries taken as a whole; provided that no effect resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) any changes in economic conditions in the United States, the United Kingdom or any other jurisdiction, or globally, (ii) any changes in conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, (iii) any decline, in and of itself, in the market price or trading volume of the Ordinary Shares (it being understood and agreed that any underlying cause of such decline or any effect giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect may constitute a Material Adverse Effect and may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States, the United Kingdom or any other jurisdiction, or globally, (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that any underlying cause of such decline or any effect giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may constitute a Material Adverse Effect and may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, the taking of any action required by this Agreement or the identity of, or any facts or circumstances relating to, the Investor or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with governmental authorities, regulators, suppliers, customers, partners, collaboration participants, officers, employees or other business relations, (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any applicable law of or by any governmental authority, or any enforcement thereof, (viii) any changes or prospective changes in GAAP (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism, (x) any reduction in the credit rating of the Company or any of its Subsidiaries (it being understood and agreed that any underlying cause of such decline or any effect giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Material Adverse Effect may constitute a Material Adverse Effect and may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (xi) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions or (xii) any claims, actions, suits or proceedings arising from or relating to this Agreement or the transactions contemplated thereby.

“Material Contract” means any contract, instrument or other agreement to which the Company or its Subsidiaries is a party or by which it is bound and that is material to the business of the Company and its Subsidiaries, taken as a whole, including those that have been filed or were required to have been filed as exhibits to the SEC Filings pursuant to Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Global Select Market.

“Permitted Transferee” means, (i) with respect to any Person, any Subsidiary or Affiliate of such Person (for so long as it remains a Subsidiary or Affiliate) and (ii) with respect to the Investor, any third party to whom the Investor (or any of its Affiliates) transfers all or a material portion of the assets of Parent and its controlled Affiliates that are primarily related to genomic medicines.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person or household, in addition to any definition for “personal information” or any similar term provided by applicable law or by the Company in any of its privacy policies or contracts.

“Privacy Laws” means any and all applicable laws, legal requirements and binding self-regulatory guidelines and industry standards relating to privacy, data protection, or the Processing of any Personal Information.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s policies and contractual obligations relating to the Processing of any Personal Information.

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means all reports, schedules, forms, statements and other documents required to be filed, and filed, by the Company under the 1933 Act and the 1934 Act since January 1, 2022.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable Ordinary Shares).

“Specified Period” means the period beginning on the date hereof and ending on the earlier of (i) twenty-four (24) months from the date hereof and (ii) the occurrence of a Standstill Termination Event.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“Transfer” means, by any Person, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any equity securities beneficially owned by such Person. In the event that any Person that is a corporation, partnership, limited liability company or other legal entity (other than a natural person) ceases to be controlled by the Person controlling such Person, such event shall be deemed to constitute a “Transfer” of the assets (including any securities) held directly or indirectly by such first Person, and “Transferred” shall be construed accordingly.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

1.2Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Announcement	Section 8.7
Anti-Money Laundering Laws	Section 4.24
CFC	Section 6.14
Change of Control	Section 6.4
Closing	Section 3.1
Closing Date	Section 3.1

Code	Section 6.14
Company	Preamble
Confidential Information	Section 6.1(a)
Disclosing Party	Section 6.1(a)
Disqualification Event	Section 4.22
EDGAR System	Section 4.6
Environmental Laws	Section 4.16
FDA	Section 4.29
GAAP	Section 4.6
Investor	Preamble
Issuer Covered Person	Section 4.22
Lock-up Period	Section 6.5(a)
Losses	Section 7.2
QEF	Section 6.14
Ordinary Shares	Recitals
PFIC	Section 6.14
Purchase Price	Section 2
Receiving Party	Section 6.1(a)
Register of Members	Section 3.2
Registration Rights Agreement	Recitals
Regulation D	Section 4.19
Representatives	Section 6.1(c)
Sanctioned Country	Section 4.25
Sanctions	Section 4.25
Shares	Section 2
Standstill Termination Event	Section 6.4
Transfer Agent	Section 6.2

1.3Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

2.Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall issue and sell to the Investor, and the Investor shall purchase, 4,000,000 Ordinary Shares (collectively, the “Shares”) at a price per Ordinary Share equal to $7.50, for an aggregate purchase price of $30,000,000 (the “Purchase Price”).

3.Closing.

3.1Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall occur remotely via exchange of documents and signatures at or before 2:00 pm Eastern Time on the date hereof (the “Closing Date”). On the Closing Date, the Investor shall deliver or cause to be delivered to the Company the Purchase Price via wire transfer of immediately available funds pursuant to the wire instructions set forth on Exhibit B hereto.

3.2On the Closing Date, the Company shall deliver or cause to be delivered to the Investor the Shares in book-entry form, registered in the name of the Investor (following the Transfer Agent (as defined below) updating the register of members of the Company (the “Register of Members”) to reflect the issuance of such Shares), in the amount as set forth in this Agreement.

4.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as of the Closing Date that, except as described in the SEC Filings (other than in risk factors and other cautionary language regarding forward-looking statements), which qualify these representations and warranties in their entirety:

4.1Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries (i) has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to carry on its business as now conducted and to own or lease its properties, and (ii) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding capital stock or other equity or ownership interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim.

4.2Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company and its shareholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the performance of all obligations of the Company under the Transaction Documents, and (iii) the issuance and delivery of the Shares. The Transaction Documents have been duly authorized and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3Capitalization. The SEC Filings accurately reflect, as of their respective dates (a) the authorized share capital of the Company; (b) the number of shares of the Company issued and outstanding; (c) the number of shares of the Company issuable pursuant to the Company’s stock plans; and (d) the number of shares of the Company issuable and reserved for issuance pursuant to securities (other than the Shares) exercisable for, or convertible into or exchangeable for any shares of the Company. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, nonassessable and none of such shares were issued in violation of any pre-emptive rights and such shares were issued in compliance in all material respects with applicable Cayman Islands, state and federal securities law and any rights of third parties. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to the issuance by the Company of the Shares. As of the date hereof, except for this Agreement, there are no outstanding warrants, options, convertible securities or other securities or agreements or arrangements of any character under which the Company is obligated to issue any equity securities. Except as described in the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind between the Company and any of the securityholders of the Company relating to the securities of the Company held by them and except as provided in the Registration Rights Agreement no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The Company does not have outstanding shareholder rights plan or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of applicable events. The issuance and sale of the Shares will not obligate the Company to issue Ordinary

Shares or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

4.4Valid Issuance. The Shares have been duly and validly authorized and, when issued (by the entry of the Investor in the Register of Members confirming that such Shares have been issued credited as fully paid) and paid for pursuant to the terms of this Agreement, shall be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investor), except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws.

4.5No Material Adverse Effect. Since June 30, 2023, (i) there has not been any event, occurrence, development or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect; (ii) there have not been any changes in the authorized capital, assets, liabilities, financial condition, business, Material Contracts or operations of the Company and its Subsidiaries, taken as a whole, from that reflected in the consolidated financial statements of the Company and its Subsidiaries, except for any such changes in the ordinary course of business which have not had or would not reasonably be expected to have a Material Adverse Effect and (iii) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders. No material event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable law that has not been publicly disclosed.

4.6SEC Filings; Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act for the one year preceding the date hereof. The financial statements included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited quarterly financial statements may not contain all footnotes required by GAAP, as permitted by Form 10-Q under the 1934 Act). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has further made available to the Investor through the Electronic Date Gathering, Analysis, and Retrieval System (the “EDGAR system”), true and complete copies of the SEC filings. The Company has made all filings required to be made pursuant to the 1934 Act. The Company is engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company. Except for the transactions contemplated by the Transaction Documents, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the SEC Filings are being incorporated by reference into effective registration statements filed by the Company under the 1933 Act).

4.7Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares pursuant to this Agreement require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (a) filings that have been made pursuant to applicable state securities laws, (b) post-sale filings pursuant to applicable state and federal securities laws, (c) filings pursuant to the rules and regulations of Nasdaq, (d) the filing of the registration statement required to be filed by the Registration Rights Agreement, and (e) such other consents, actions or filing that the failure of which to obtain or make has not had and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), or the consummation of the transactions contemplated hereby, including those contemplated by Exhibit C attached hereto. Subject to the accuracy of the representations and warranties of the Investor set forth in Section 5, the Company has taken all action necessary to exempt (i) the issuance and sale of the Shares pursuant to this Agreement and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which any of its assets and properties is subject that is or would reasonably be expected to become applicable to the Investor as a result of the transactions contemplated by the Transaction Documents, including the issuance of the Shares and the ownership, disposition or voting of the Shares by the Investor or the exercise of any right granted to the Investor pursuant to the Transaction Documents.

4.8Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is or may reasonably be expected to become a party or to which any property of the Company is or may reasonably be expected to become the subject that, individually or in the aggregate, if determined adversely to the Company or its Subsidiaries, would (i) reasonably be expected to have a Material Adverse Effect or (ii) adversely affect or challenge the legality, validity or enforceability of the Transaction Documents. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any director or officer thereof, is or has been the subject of any action involving a judicially filed claim of violation of or liability under U.S. federal, state or foreign securities laws or a judicially filed claim of breach of fiduciary duty that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). There has not been, and to the Company’s Knowledge, there is not pending or threatened, any investigation by the SEC involving the Company or any current or former director or officer of the Company that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the 1933 Act or the 1934 Act.

4.9Compliance. The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any Material Contract, (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including any foreign, federal, state or local law relating to taxes, environmental protection, occupational health and safety, product quality and safety or employment and labor matters, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10Tax Matters. (a) Each of the Company and its Subsidiaries has (i) timely filed (taking into account all applicable extensions) all material tax returns required to be filed by it with the appropriate governmental authority and (ii) paid (or had paid on its behalf) to the appropriate governmental authority all material taxes required to be paid by it, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP in the applicable financial statements referred to in Section 4.6 and (b) there are no material tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties.

4.11Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company as working capital and for general corporate purposes.

4.12Title to Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects, and (ii) the Company and its Subsidiaries hold leased real or personal property under valid, subsisting and enforceable leases with which the Company and its Subsidiaries are in compliance.

4.13No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares pursuant to this Agreement shall not conflict with or result in a breach or violation of (a) any of the terms and provisions of the Company’s Articles of Association, as in effect on the date hereof (true and complete copies of which have been filed through the EDGAR System) or (b) assuming the accuracy of the representations and warranties in Section 5, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or its Subsidiaries, or any of their assets or properties, except in the case of clause (b), as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole) and would not reasonably be expected to, individually or in the aggregate (x) prevent, materially delay or materially impair the ability of the Company to consummate the Closing or (y) prevent, impair or delay the ability of the Company to perform its obligations under Exhibit C attached hereto. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares pursuant to this Agreement and the grant of the right of first negotiation to the Investor pursuant to the terms set forth on Exhibit C attached hereto shall not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, instrument or other agreement to which the Company or its Subsidiaries is a party or by which it is bound, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole) and would not reasonably be expected to, individually or in the aggregate, (x) prevent, materially delay or materially impair the ability of the Company to consummate the Closing or (y) prevent, impair or delay the ability of the Company to perform its obligations under Exhibit C attached hereto.

4.14Intellectual Property. (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own or otherwise have rights to use the Intellectual Property Rights used in, necessary for, or material to the conduct of the Company’s business as currently conducted; (ii) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by any Person that the Company’s business or the business of its Subsidiaries as now conducted infringes or otherwise violates any Intellectual Property Rights of another Person; (iii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s Knowledge, there is no existing infringement by another Person of any of the Intellectual Property Rights of the Company or its Subsidiaries; (iv) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights material to the conduct of its business, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) all material licenses or other material agreements under which the Company is granted Intellectual Property Rights are in full force and effect and, to the Company’s Knowledge, there is no material default by any other party thereto, except as would not reasonably be expected to have a Material Adverse Effect; and (vi) the consummation of the transactions contemplated by the Transaction Documents shall not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any Intellectual Property Rights that is material to the conduct of the Company’s business as currently conducted. The Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property Rights purported to be granted thereby.

4.15Certificates, Authorities and Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect the Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them. Neither the Company nor any of its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or its Subsidiaries, would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

4.16Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries: (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) has released any hazardous substances regulated by Environmental Law on to any real property that it owns or operates, or has received any written notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws; and (iii) to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

4.17Compliance with Nasdaq Continued Listing Requirements. The Company is in material compliance with applicable Nasdaq continued listing requirements and the Company has not received any notice from Nasdaq of the delisting of the Ordinary Shares from Nasdaq nor, to the Company’s Knowledge, is there any reasonable basis for the delisting of the Ordinary Shares from Nasdaq. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Ordinary Shares on Nasdaq.

4.18Brokers and Finders. Neither the Investor nor any of its Subsidiaries shall have as a result of the transactions contemplated by the Transaction Documents any obligation to pay any broker’s, finder’s or similar commission, fee or compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company or its Subsidiaries.

4.19No Directed Selling Efforts or General Solicitation. Neither the Company nor any of its Subsidiaries nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D (“Regulation D”) promulgated under the 1933 Act) in connection with the offer or sale of any of the Shares.

4.20No Integrated Offering. Neither the Company nor any of its Subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security under circumstances that would adversely affect reliance by the Company on one of Section 4(a)(2) or Regulation D for the exemption from registration for the transactions contemplated by the Transaction Documents or would require registration of the Shares under the 1933 Act.

4.21Private Placement. Assuming the accuracy of the representations and warranties of the Investor set forth in Section 5, the offer and sale of the Shares to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act. The issuance and sale of the Shares does not contravene the rules and regulations of Nasdaq.

4.22No Disqualification Events. With respect to the Shares to be offered and sold hereunder in reliance on Rule 506 under the 1933 Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a

“Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investor a copy of any disclosures provided thereunder.

4.23No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor any director, officer, or employee of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted and continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

4.24Compliance with Anti-Money Laundering Laws. (i) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and (ii) no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.25No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, directors, officers or employees nor, to the knowledge of the Company, any agent, or affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea Region of the Ukraine (each, a “Sanctioned Country”). The Company shall not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions,( ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

4.26Transactions with Affiliates. As of the date hereof, none of the executive officers or directors of the Company or its Subsidiaries and, to the Company’s Knowledge, none of the employees of the Company or its Subsidiaries is presently a party to any transaction with the Company (other than as holders of stock options and/or warrants, and for services as employees, officers and directors) that is required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.

4.27Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Since the end of the Company’s most recent audited fiscal year through the date of this Agreement, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting that remain un-remediated and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.28Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.29Tests and Preclinical and Clinical Trials. (i) The studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company that are described in the SEC Filings were and, if still pending, are being, conducted in all material respects in accordance with the protocols submitted to the U.S. Food and Drug Administration (the “FDA”) or any foreign governmental body exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable laws and regulations; (ii) the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company, and the results thereof, contained in the SEC Filings are accurate and complete in all material respects; (iii) the Company has not received any notices or correspondence from the FDA, any foreign, state or local governmental body exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company and (iv) the Company is not aware of any other studies, tests or preclinical and clinical trials, the results of which call into question the results described in the SEC Filings.

4.30Labor. Neither the Company nor any of its Subsidiaries is bound by or subject to any collective bargaining agreement or any similar agreement with any organization representing its employees. As of the date hereof, no labor dispute with the employees of the Company and its Subsidiaries exists or, to the Company’s Knowledge, is threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.31Regulation M Compliance. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

4.32Other Covered Persons. The Company is not aware of any person (other than any Issuer Covered Person and Evercore Group L.L.C.) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

4.33Full Disclosure. The written materials delivered to the Investor in connection with the transactions contemplated by the Transaction Documents, when considered together with the SEC filings, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company understands and confirms that the Investor will rely on the representations in this Agreement in effecting transactions in securities of the Company.

4.34Privacy. The Company and, to the Company’s Knowledge, any Person acting for or on behalf of the Company is, and has since January 1, 2020, been in material compliance with all Privacy Requirements. The Company has not received any written notice of any material claims, charges, investigations or regulatory inquiries related to or alleging the violation of any Privacy Requirements and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably form the basis of the same. The Company has (i) implemented and at all times maintained reasonable and appropriate administrative, technical and organizational safeguards to protect the Company’s information technology systems and all

Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Company has implemented and maintains the same. Since January 1, 2020, there have been no material security breaches, unauthorized access to, use or disclosure of or other adverse events or incidents related to any Personal Information while in the Company’s possession or under its control or while being Processed by the Company, and the Company has not provided or been legally required to provide any notice to any Person in connection with any unauthorized disclosure of Personal Information.

4.35CFIUS. The Company has conducted an assessment and determined that the Company does not (a) produce, design, test, manufacture, fabricate or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to “covered investment critical infrastructure” as that term is defined in 31 C.F.R. § 800.212; or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, to the Knowledge of the Company is not a “TID U.S. business” within the meaning of 31 C.F.R. §800.248.

4.36No Other Representation or Warranties. Other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any other Person on behalf of the Company makes, and the Company, on behalf of itself and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries, and the Investor is not relying on any representation or warranty other than those expressly set forth in this Agreement. The Company agrees that, other than the representations and warranties expressly set forth in this Agreement, the Investor does not make and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement.

5.Representations and Warranties of the Investor. Each of the Investor and, with respect to Sections 5.1, 5.2, 5.12 and 5.17 only, Parent hereby represent and warrant to the Company as of the Closing Date that:

5.1Organization and Existence. Each of Parent and the Investor is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its respective obligations under the Transaction Documents.

5.2Authorization. Each of Parent and the Investor has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of Parent or the Investor and its shareholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the performance of all obligations of the Investor under the Transaction Documents, and (iii) the purchase of the Shares as contemplated hereby. The Transaction Documents have been duly authorized and, when executed and delivered by the Company, shall constitute the legal, valid and binding obligation of Parent and the Investor, enforceable against Parent and the Investor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

5.3Purchase Entirely for Own Account. The Shares to be received by the Investor hereunder shall be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act without prejudice, however, to the Investor’s right to sell or otherwise dispose of all or any part of such Shares in compliance with this Agreement, applicable federal and state securities laws, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5Disclosure of Information. The Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. Based on the information the Investor has deemed appropriate it has independently made its own analysis and decision to enter into this Agreement. The Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7Legends. It is understood that certificates evidencing the Shares may bear the following or any similar legend (and, if required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR OTHER AVAILABLE EXEMPTION, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE TERMS OF THAT CERTAIN INVESTMENT AGREEMENT, DATED OCTOBER 30, 2023.”

5.8Accredited Investor. The Investor is (a) an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the 1933 Act and (b) an Institutional Account as defined in FINRA Rule 4512(c). The investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private placement transactions to properly evaluate the risks and merits of its purchase of the Shares. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the transactions contemplated by this Agreement (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor and (iii) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares.

5.9No General Solicitation. The Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.10Brokers and Finders. Neither the Company nor any of its Subsidiaries shall have as a result of the transactions contemplated hereby any obligation to pay any broker’s, finder’s or similar commission, fee or compensation pursuant to any agreement entered into by or on behalf of Parent, the Investor or any of their respective Subsidiaries.

5.11Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, the Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby. Other than to its authorized representatives and advisors, the Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, this Section 5.11 shall not constitute a representation or warranty, or preclude any actions with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.12Ownership of Company Equity Interests. As of the date hereof, none of Parent, the Investor nor any of their respective Affiliates owns any equity or equity-linked securities of the Company, other than 697,737 Ordinary Shares.

5.13Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Investor or any of its Affiliates is a party or to which any property of the Investor or any of its Affiliates is subject that, individually or in the aggregate, if determined adversely to the Investor or its Affiliates, would have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

5.14Consents. The execution, delivery and performance by the Investor of this Agreement and the offer to, issuance to and purchase by the Investor of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (a) filings that have been made pursuant to applicable state securities laws, (b) post-sale filings pursuant to applicable state and federal securities laws, (c) filings pursuant to the rules and regulations of Nasdaq, and (d) such other consents, actions or filing that the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Investor to perform its obligations hereunder.

5.15No Government Recommendation or Approval. The Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

5.16No Intent to Effect a Change of Control; Ownership. The Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act and under the rules of Nasdaq.

5.17No Conflicts. The execution, delivery and performance by Parent and the Investor of this Agreement and the consummation of the transactions contemplated hereby shall not (i) result in a violation of the organizational documents of Parent or the Investor, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Parent or the Investor or any of their respective Subsidiaries is a party, or (iii) to Parent’s or the Investor’s knowledge, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Parent, the Investor or any of their respective Subsidiaries, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or the Investor to perform their respective obligations hereunder.

5.18No Rule 506 Disqualifying Activities. The Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.

5.19Residency. The Investor is a resident of the jurisdiction specified in its address in Section 8.4.

5.20Funds. The Investor has immediately available funds necessary to consummate the purchase of the Shares and pay the Purchase Price.

5.21No Other Representations. Other than the representations and warranties expressly set forth in this Agreement, neither the Investor nor any other Person on behalf of Investor makes, and the Investor, on behalf of itself and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to the Investor, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement. The Investor agrees that, other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and the Investor is not relying on any representation or warranty other than those expressly set forth in this Agreement. In particular, without limiting the foregoing, none of the Company or any other Person makes or has made any representation or warranty to the Investor or any of its Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties expressly made by the Company in Section 4, written information made available to the Investor or any of its Affiliates or representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

6.Covenants and Agreements of the Parties.

6.1Confidentiality.

(a)Except as expressly provided in this Section 6.1 or Section 8.7, until the applicable Confidentiality Termination Date, each party (the “Receiving Party”) (i) shall keep confidential, and shall not publish or otherwise disclose to any Person (other than its Affiliates and its and their Representatives (as defined below)), and shall cause its Affiliates and its and their Representatives to keep confidential, not publish or otherwise disclose any Confidential Information (as defined below), and (ii) shall not, and shall cause its Affiliates and its and their Representatives not to, use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement or this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(i)was known by the Receiving Party prior to disclosure by or on behalf of the Disclosing Party, as evidenced by internal records or documentation of the Receiving Party;

(ii)is in the public domain or subsequently enters the public domain through no fault of the Receiving Party or its Affiliates or Representatives (in each case acting on behalf of or at the direction of the Receiving Party);

(iii)is received by the Receiving Party from an independent third party that was not, to the actual knowledge of the Receiving Party, prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality; or

(iv)was independently developed by the Receiving Party (or its Affiliates’) employees or contractors without the use of or reference to Confidential Information of the Disclosing Party, as evidenced by internal records or documentation of the Receiving Party.

(b)Effective upon the date hereof, the Existing Confidentiality Agreement shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 6.1.

(c)Without limiting Section 6.1(d), in the event that the Receiving Party or its Affiliates or any of its or its their employees, officers, directors, representatives or agents (collectively, “Representatives”) are requested by a governmental authority or required by applicable law or legal process (including the regulations of a stock exchange or governmental authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent practicable or permitted by law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek (at the Disclosing Party’s sole expense) an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Disclosing Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is sought or obtained and the Receiving Party or its Affiliates or its or their Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or their Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or their Representatives, as the case may be, are required to disclose and will request confidential treatment of that portion of the Confidential Information that is being disclosed. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Transaction Documents or the transactions contemplated under the Transaction Documents.

(d)Each party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)in connection with the enforcement of its rights and remedies hereunder or prosecuting or defending any litigation;

(ii)for tax and customs purposes;

(iii)for audit purposes, provided that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non- use no less rigorous than those in this Section 6.1 prior to any such disclosure;

(iv)disclosure to its Affiliates and its and their Representatives on a need-to-know basis in connection with the transactions contemplated by this Agreement, provided that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non- use no less rigorous than those in this Section 6.1 prior to any such disclosure;

(v)in connection with a merger, acquisition or change of control (including to fulfill due diligence inquiries related to a prospective merger, acquisition or change of control), provided that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use no less rigorous than those in this Section 6.1 prior to any such disclosure; or

(vi)as permitted by and in accordance with Section 8.7.

6.2Removal of Legends. In connection with any sale or disposition of the Shares following the Lock-up Period by the Investor or its Permitted Transferees pursuant to Rule 144, any other exemption under the 1933 Act or an effective registration statement, such that the purchaser acquires freely tradable shares and subject to compliance by the Investor with the requirements of this Agreement (including Section 6.5), if requested by the Investor, the Company shall use reasonable best efforts to cause the transfer agent for the Ordinary Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Ordinary Shares sold or disposed of without restrictive legends, provided that the Company has received customary representations, opinions and other documentation reasonably acceptable to the Company in connection therewith. Following the Lock-up Period and subject to receipt by the Company of customary representations and other documentation reasonably acceptable to the Company in connection therewith, upon the earlier of such time as the Shares (i) have been registered under the 1933 Act pursuant to an effective registration statement, or (ii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall (subject to the receipt of customary representation letters from the Investor or its Permitted Transferee) (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

6.3Securities Laws. The Investor, on behalf of itself and its Affiliates, hereby acknowledges its obligations under the U.S. federal securities laws, including with respect to the prohibition of any person in possession of “material non-public information” about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into short selling or hedge transactions involving such securities), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.4Standstill. Parent agrees that during the Specified Period, without the prior written approval of the Board of Directors of the Company, Parent shall not, directly or indirectly, and shall cause its controlled Affiliates (including the Investor) not to:

(a)acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of the equity securities of the Company in excess of 10% of the total issued and outstanding equity securities of the Company, or, except as expressly contemplated by Exhibit C attached hereto, any material assets or properties of the Company and its Subsidiaries, in each case excluding the acquisition by Investor of the Shares pursuant to the terms and conditions of this Agreement;

(b)make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to the voting of, any voting securities of the Company, or call or seek to call a meeting of the Company’s shareholders or initiate any shareholder proposal for action by the Company’s shareholders, or seek election to or to place a representative on the Board of Directors of the Company or seek the removal of any director from the Board of Directors of the Company;

(c)make any public announcement with respect to, or, except as expressly contemplated by Exhibit C attached hereto, offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, scheme of arrangement, plan of arrangement, tender or exchange offer, recapitalization, reorganization or purchase of any material assets of the Company and its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that Parent may make confidential proposals to the Board of Directors of the Company regarding mergers, consolidations or other business combinations with the Company or a purchase of all or substantially all of the Company’s assets so long as such proposals would not reasonably be expected to require any public disclosure by the Company or Parent or their respective Affiliates;

(d)otherwise act, alone or in concert with others, to seek to control or influence, in any manner, management or the Board of Directors of the Company or any of its Subsidiaries;

(e)make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(f)advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;

(g)take any action that would, in effect, require the Company to make a public announcement with respect to any of the foregoing;

(h)enter into any discussions, negotiations, arrangements or understandings with any third party (including security holders of the Company or its Affiliates) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the 1934 Act) with any third party with respect to any securities of the Company or its Affiliates or otherwise in connection with any of the foregoing; or

(i)request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 6.4, provided that this clause shall not prohibit Parent from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 6.4, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that would not reasonably be expected to require public disclosure thereof by any Person.

Notwithstanding the foregoing, the restrictions in this Section 6.4 shall terminate upon (i) the Company entering into any agreement with a third party (other than Parent or any of its Affiliates) providing for (A) a merger, scheme of arrangement, amalgamation, plan of arrangement, business combination or other similar transaction in which the current shareholders of the Company will cease to hold at least 50% of the outstanding equity securities of the surviving entity, (B) a tender or exchange offer for 50% or more of the equity securities of the Company, (C) a sale of 50% or more of the consolidated assets of the Company or equity securities of the Company in a single transaction or series of related transactions or (D) a recapitalization or other transaction involving the Company that results in one person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the equity securities of the Company or (ii) a third party commencing a tender offer or exchange offer to acquire 50% or more of the equity securities of the Company and the Board of Directors of the Company publicly recommending in favor of such offer or failing to recommend that the Company’s shareholders reject such offer within ten (10) business days after its commencement (as applicable) (any event described in clauses (i) or (ii) above, a “Standstill Termination Event” and the consummation of any such transaction, a “Change of Control”).

Notwithstanding anything in this Section 6.4, Parent and its Affiliates may acquire (i) securities of the Company by or through employee benefit plans established or maintained for the benefit of Parent’s or its Affiliates’ employees in the ordinary course of business through fiduciaries, which indirect investments are made at the discretion of the fiduciary and such fiduciary is not acting at Parent’s direction or encouragement in making such investments, or (ii) any third party or business unit of a third party that beneficially owns Company securities so long as (1) such prior acquisition of such Company securities was not made on behalf of or at the direction of Parent or its controlled Affiliates and (2) such securities do not constitute a material portion of such third party company’s or business unit’s assets.

6.5Transfer Restrictions.

(a)Except as otherwise permitted by Section 6.5(b), until the date that is eighteen (18) months after the Closing Date (the “Lock-up Period”), the Investor shall not (1) Transfer any Shares or (2) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the 1934 Act, with respect to any of the Shares.

(b)Notwithstanding Section 6.5(a), the Investor or any Permitted Transferee shall be permitted to Transfer any portion or all of its Shares at any time solely as follows:

(i)Transfers to any Permitted Transferees of the Investor or any other Permitted Transferee, but only if such transferee agrees in writing with the Company prior to such Transfer (in form and substance reasonably satisfactory to the Company) to be bound by all of the terms of this Agreement applicable to the Investor and the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the applicable Shares so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii)Transfers pursuant to a merger, consolidation or other business combination involving the Company that is publicly recommended or otherwise authorized or approved by the Board of Directors of the Company;

(iii)Transfers pursuant to a tender offer or exchange offer for the equity securities of the Company that is publicly recommended or otherwise authorized or approved by the Board of Directors of the Company; and

(iv)Transfers that have been approved in advance by the Board of Directors of the Company, subject to such conditions as the Board of Directors of the Company determines.

(c)Any attempted Transfer in violation of this Section 6.5 shall be null and void ab initio and neither the Company nor the Transfer Agent shall recognize any such Transfer.

6.6Right of First Negotiation. During the ROFN Period (as defined in Exhibit C), Investor shall have the rights of first negotiation with respect to the matters, and subject to the terms and conditions, set forth in Exhibit C attached hereto.

6.7Science and Technology Information. Until such date as the Investor and its Permitted Transferees (i) collectively own less than five percent (5%) of the then-issued and outstanding Ordinary Shares and (ii) have Transferred some or all of the Shares to a third party that is not a Permitted Transferee, the Investor shall have the right to have up to two (2) designees attend every meeting of the Company’s Science and Technology Committee of the Board of Directors, or a similar scientific committee or advisory body convened by the Company, for the purpose of receiving an update on the Company’s scientific and technology activities, and the Company shall, on a confidential basis, provide such information and data relating thereto as is reasonably requested by the Investor; provided that, in any calendar year in which there are less than two (2) meetings of the Company’s Science and Technology Committee of the Board of Directors, the Investor shall instead have the right, in lieu of each such meeting that does not occur, to meet with the Company’s management for such purpose. All information and data made available pursuant hereto shall be subject to Section 6.1. Notwithstanding anything to the contrary herein, neither the Company nor any of its Affiliates shall be required to provide access to or to disclose information or data where such access or disclosure would be reasonably likely to (a) jeopardize the attorney-client privilege of the Company or its Affiliates, (b) relate to any dispute between the Company or its Affiliates, on the one hand, and the Investor and its Affiliates, on the other hand, or (c) contravene any applicable law, fiduciary duty or agreement with a third party; provided that the Company shall use commercially reasonable efforts to provide such access and information in a manner that would not jeopardize such privilege or contravene such applicable law, fiduciary duty or agreement.

6.8Reports. The Company will furnish to the Investor and/or its assignees such information relating to the Company as from time to time may reasonably be requested by the Investor and/or its Permitted Transferees; provided, however, that the Company shall not disclose material nonpublic information to the Investor, or to advisors to or representatives of the Investor, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investor and its advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and the Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

6.9No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict with or impair in any material respect the Company’s obligations to the Investor under the Transaction Documents, including Exhibit C attached hereto.

6.10Form D. The Company has the right to file a Form D with respect to the Shares pursuant to Regulation D and, if so filed, to provide a copy thereof, promptly upon request of the Investor.

6.11Reporting Status. The Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

6.12Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its Ordinary Shares on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

6.13Termination of Covenants. The provisions of Section 6.8, Sections 6.10 through 6.12 and Section 6.14 shall terminate and be of no further force and effect on the date on which Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

6.14Passive Foreign Investment Company; Controlled Foreign Corporation. Not later than forty-five (45) days after the end of Company’s fiscal year, the Company will determine whether it and each of its Subsidiaries constitutes a “passive foreign investment company” (a “PFIC”) or a “controlled foreign corporation” (a “CFC”) as defined for U.S. tax purposes for such fiscal year and if Company determines it is a PFIC or CFC, will so advise the Investor. For each fiscal year of the Company that the Investor informs the Company that it is a “United States person” within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code, as amended (the “Code”), prior to the end of such fiscal year, commencing with the first fiscal year for which the Company is determined to be a PFIC, the Company and each of its Subsidiaries shall no later than ninety (90) days after the end of such fiscal year, furnish the Investor with all information necessary for the Investor to make a qualified electing fund (“QEF”) election, including (i) a PFIC Annual Information Statement under Section 1295(b) of the Code and (ii) all information necessary for it to complete IRS Form 8621 (or a successor form). All information shall be provided in English. The Company will obtain the advice of one of the “big four” accounting firms to make the determinations and provide the information and statements as described in this paragraph.

6.15Fees. The Company shall be responsible for the payment of any financial advisory fees, or broker’s commissions (other than for Persons engaged by Parent, the Investor and their respective Affiliates) relating to or arising from the sale of the Shares to the Investor.

6.16Notifications. Until the later of (a) the second (2nd) anniversary of the date of this Agreement and (b) the first day after which the Investor and its Affiliates and Permitted Transferees cease to beneficially own an aggregate of five percent (5%) or more of the issued and outstanding Ordinary Shares, at least three (3) Business Days prior to the Investor or any of its controlled Affiliates engaging in any Transfer of Ordinary Shares to an unaffiliated third party, the Investor shall provide written notification to the Company thereof, together with a good faith estimate of the number of Ordinary Shares to be Transferred, the expected price at which the Ordinary Shares would be Transferred, the expected date for the transaction and the identity of the counterparty to the transaction (in each case, to the extent known or estimable).

6.17Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Shares pursuant to this Agreement in a manner that would require the registration under the 1933 Act of the sale of the Shares to the Investor, or that will be integrated with the offer or sale of the Shares pursuant to this Agreement for purposes of the rules and regulations of any trading market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

7.Survival.

7.1Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

7.2Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns and each person who controls the Investor (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act), and the directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns of each such controlling person, from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, including reasonable attorney fees and disbursements and other out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof (collectively, “Losses”), to which such Person may become subject as a result of or relating to (a) any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents or (b) any action instituted against the Investor or its Affiliates by any shareholder of the Company who is not an Affiliate of the Investor, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Investor’s representations, warranties or covenants under the Transaction Documents or any conduct by the Investor or its Affiliates which constitutes fraud, gross negligence, willful misconduct or malfeasance), and will reimburse any such Person for all such amounts as they are incurred by such Person.

7.3Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for such indemnified party. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, consent to entry of any judgment or enter into any settlement. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of each Investor or its Affiliates against the Company or others and any liabilities the Company may be subject to pursuant to law.

8.Miscellaneous.

8.1Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate of Parent acquiring some or all of its Shares in a transaction complying with applicable securities laws and in compliance with this Agreement, provided such assignee agrees in writing to be bound by the provisions hereof that apply to the Investor and no such assignment shall relieve the Investor of its obligations under this Agreement. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Ordinary Shares are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investor in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.2Counterparts; E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via e-mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other electronic transmission method, each of which shall be deemed an original.

8.3Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by e-mail, then such notice shall be deemed given upon receipt of confirmation of receipt of e-mail transmission (provided that the sending party does not receive an automated rejection notice), and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given two (2) Business Days after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by five (5) Business Days’ advance written notice to the other party:

If to the Company:

MeiraGTx Holdings plc
450 East 29th Street, 14th Floor
New York, New York 10016
Attn: Rich Giroux, Chief Financial Officer and Chief Operating Officer
Email: rich@meiragtx.com

With a copy to: legalnotices@meiragtx.com

And a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:	Adam O. Emmerich

Mark A. Stagliano

Email:	AOEmmerich@wlrk.com

MAStagliano@wlrk.com

If to the Investor or Parent:

Sanofi

46, avenue de la Grande-Armée

75017 Paris – Paris

Attention: General Counsel

Email: global_generalcounsel@sanofi.com

And a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York, 10153

Attn:	Michael J. Aiello

Amanda Fenster

Email:	Michael.aiello@weil.com

amanda.fenster@weil.com

8.5Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and the Investor has relied on the advice of its own respective counsel.

8.6Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the other party hereto.

8.7Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party (or its controlled Affiliates) without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the disclosing party (or its applicable Affiliate) shall allow the other party, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. The Investor and the Company agree that the initial press release and the Current Report on Form 8-K of the Company and Schedule 13G of the Investor to be issued with respect to the transactions contemplated by the Transaction Documents following execution of this Agreement shall be in the form mutually agreed by the parties (the “Announcement”). Notwithstanding the foregoing, this Section 8.7 shall not apply to any press release or other public statement made by the Company or the Investor (a) that is consistent with the Announcement and does not contain any information relating to the Transaction Documents or the transactions contemplated hereby that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, the Investor may identify the Company, the value of the Investor’s security holdings in the Company and the form and terms of the Transaction Documents in accordance with applicable investment reporting and disclosure regulations without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Section 13 and 16 of the 1934 Act).

8.8Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.9Entire Agreement. This Agreement, including the signature pages and Exhibits, the Existing Confidentiality Agreement and the Registration Rights Agreement constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

8.10Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.11Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York (and the appellate courts therefrom) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.11 in any such suit, action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.4; provided, that the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO UNCONDITIONALLY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that by seeking the remedies provided for in this Section 8.12, a party shall not in any respect waive its right to any other form of relief that may be available to a party under this

Agreement, including monetary damages in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted, and nothing contained in this Section 8.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.12 before pursuing damages or any other remedy, nor shall the commencement of any action pursuant to this Section 8.12 or anything contained in this Section 8.12 restrict or limit any party’s right to pursue any other remedies under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers and/or directors to execute this Agreement as of the date first above written.

COMPANY:

MEIRAGTX HOLDINGS PLC

By:	/s/ Richard Giroux
Name: Richard Giroux
Title: Chief Operating Officer and Chief
Financial Officer

INVESTOR:

SANOFI FOREIGN PARTICIPATIONS B.V.

By:	/s/ Peter Oldenziel
Name: Peter Oldenziel
Title: Chairman of the Board of Directors

Solely for the limited purposes set forth therein,
PARENT:

SANOFI

By:	/s/ Loic Gonnet
Name: Loic Gonnet
Title: Head of Mergers and Acquisitions

Exhibit A

Registration Rights Agreement

A-1

Exhibit B

Wire Instructions

B-1

Exhibit C

Right of First Negotiation

C-1